Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams	Dewey VanHoose
	Chairman, President and CEO	Regional President
	Sky Financial Group, Inc.	Sky Bank – Western Reserve Region
	(419) 254-6182	(330) 628-8710

Sky Announces the Completion of its Acquisition of Falls Bank

December 2, 2005 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) announced today the completion of its acquisition of Falls Bank (Stow, Ohio), effective November 29, 2005.

The acquisition increases Sky Financial’s asset size to $15.4 billion. Falls Bank will merge with Sky Financial’s subsidiary, Sky Bank, at the commencement of business tomorrow. Falls Bank will convert to Sky Bank’s name, products and operating systems over the weekend of December 3-4, 2005.

“Falls Bank is a nice addition to our ever-growing region in the Akron-Canton metropolitan market,” stated Marty Adams, chairman, president and CEO of Sky Financial. “This transaction is consistent with our strategy to expand in our existing metropolitan market areas.”

Falls offices and ATMs will be added to Sky Bank’s Western Reserve Region, directed by Regional President Dewey VanHoose. “Falls Bank is a perfect compliment to our existing footprint as we have looked to expand our presence in both the Cuyahoga Falls and Stow communities,” said VanHoose. “We are excited to be adding a great group of employees to the Sky family of community bankers. We also believe that Falls’ clients will benefit from the resources that Sky can provide, such as expanded consumer banking products and services, local commercial relationship officers, wealth management and investment advisors as well as private banking,” stated VanHoose.

Under the terms of the agreement, shareholders of Falls Bank will be entitled to receive $17.50 in cash, 0.61 shares of Sky Financial Group common stock, or a combination thereof, based upon an election process that occurred prior to closing. The agreement further provides that, in the aggregate, 81% of outstanding Falls Bank shares will be exchanged for Sky Financial common stock, with the remainder of Falls Bank common shares exchanged for cash. Based on Sky Financial’s closing price of $29.38 on November 28, 2005, the transaction represents an approximate average exchange value of $17.92 per Falls Bank common share and an aggregate transaction value of $12.6 million.

Falls shareholders who made a valid election prior to the November 28, 2005 election deadline will receive the form of consideration they elected. Falls shareholders who failed to make a valid election will receive an allocation of both cash and Sky Financial shares in the exchange. Sky Financial will not issue fractional shares in the exchange, but will pay cash in lieu of fractional shares under the terms of the merger agreement.

About Sky Financial Group, Inc.

Sky Financial Group is a $15.4 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. The company operates over 290 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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